Exhibit 99.1

News Release

For Immediate Release:	For More Information,
January 21, 2011	Contact: Jerry L. Ocheltree
910-576-6171

First Bank Acquires The Bank of Asheville
in FDIC Transaction

TROY, N.C. – First Bancorp (NASDAQ - FBNC) announced today that First Bank, its banking subsidiary, has entered into a purchase and assumption agreement with the FDIC to purchase substantially all of the assets and liabilities of The Bank of Asheville, effective at the close of business today.  All deposits are being assumed by First Bank with no losses to any depositor.  Each of The Bank of Asheville’s branches will open Monday as branches of First Bank.

“We warmly welcome the customers of The Bank of Asheville as highly-valued customers of First Bank.  Like The Bank of Asheville, First Bank is a community bank that distinguishes itself with excellent customer service provided by local bankers who you know and trust,” stated Jerry Ocheltree, President and CEO of First Bank.

“First Bank has provided the best in community banking to its customers for over 75 years.  Most importantly, all customers can be confident that their deposits are safe and readily accessible.  It will be business as usual on Monday morning, and you can expect to see the same friendly faces serving you,” stated Mr. Ocheltree.  “First Bank is a well-capitalized and strong bank, and we look forward to serving you for many years to come.”

Over the weekend, customers of The Bank of Asheville can access their money as they always have, by writing checks, accessing online banking, or using ATM or debit cards.  Checks drawn on The Bank of Asheville will continue to be processed.  Depositors may withdraw their CD deposits without penalty until maturity.  Loan customers should continue to make their payments as usual.

The Bank of Asheville operated through five branches with approximately $210 million in total assets, including $162 million in loans, and $209 million in liabilities, including $205 million in deposits.  Substantially all of the loans being purchased are covered by loss share agreements between the FDIC and First Bank which provide First Bank with reimbursement on 80% of the losses it incurs.  The net assets were purchased from the FDIC at a discount of $23.9 million, with no deposit premium paid.  Raymond James acted as financial advisor to First Bancorp in this transaction.

First Bancorp (the “Company”) is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.4 billion as of September 30, 2010.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 92 branches, with 77 branches operating in the central piedmont and coastal regions of North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson,  and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production offices in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.